EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808, 333-44233, 333-62897, 333-51510) pertaining to the 1988 Stock Option Plan and 1990 Employee Qualified Stock Purchase Plan, the 1988 Stock Option Plan, the 1988 Stock Option Plan and the 1990 Employee Qualified Stock Purchase Plan, the 1988 Stock Option Plan, the 1997 Stock Plan and the 1990 Employee Qualified Stock Purchase Plan of Xilinx, Inc., the 1996 Stock Option Plan, the 1996 Director Stock Option Plan, the 2000 Non-Qualified Stock Option Plan, and the 2000 Equity Incentive Stock Option Plan of RocketChips, Inc., and the Non-Qualified Stock Option Agreement for Paul M. Russo; and Form S-3 (Nos. 333-00054 and 333-51514) of our report dated April 17, 2002 (except for the sixth paragraph of Note 13 as to which the date is May 7, 2002), with respect to the consolidated financial statements and schedule of Xilinx, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2002.

/s/    Ernst & Young LLP

San Jose, California
June 14, 2002